FORM 13D - STATEMENT OF BENEFICIAL OWNERSHIP

NAME:          SHUSTER FAMILY TRUST, MAXWELL A. SHUSTER, JR. and
               JUDITH B.SHUSTER, CO-TRUSTEES UTD APRIL 4, 1980.

ADDRESS:       928 EMERALD BAY
               LAGUNA BEACH, CA 92651

ISSUER:        NORTH AMERICAN RECYCLING SYSTEMS, INC.
CUSIP:         65707710 - COMMON STOCK
SYMBOL:        NARL.OTC:BB

IRS #:         14-1743935
STATEMENT FOR: 6/97
RELATIONSHIP:  5% + HOLDER

TITLE:         COMMON STOCK
DATE:          6/23/97
AMOUNT:        400,000 SHARES ACQUIRED
PRICE:         .0500/SHARE

SHARES CONTROLLED AT END OF MONTH:
               418,730 SHARES HELD DIRECTLY BY SHUSTER
                       FAMILY TRUST-(7.8% OF OUTSTANDING ISSUE)
                32,631 SHARES HELD INDIRECTLY BY MAXWELL A.
                       SHUSTER/PENSION TRUST-(.6% OF OUTSTANDING
                       ISSUE)
               451,361 SHARES CONTROLLED
                        (8.4% OF OUTSTANDING ISSUE)

COMMENT: SHARES ACQUIRED PRIVATELY FROM COMPANY CHAIRMAN AND
         CEO, ROBERT R. BARBER